QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Investor Relations Department P.O. Box 31601 Tampa, Florida 33631-3601 Telephone: (813) 871-4404 www.walterind.com

FOR IMMEDIATE RELEASE

WALTER INDUSTRIES, INC. ANNOUNCES AGREEMENT TO SELL
CONVERTIBLE SENIOR SUBORDINATED NOTES

        TAMPA, FLORIDA, April 15, 2004—Walter Industries, Inc. (NYSE:WLT) announced today that it has entered into an agreement to sell $150 million of 3.75% Convertible Senior Subordinated Notes in a previously announced private offering pursuant to Rule 144A under the Securities Act of 1933, as amended.

        In addition, the initial purchasers have been granted an option to purchase up to an additional $25 million of the Convertible Senior Subordinated Notes.

        The Convertible Senior Subordinated Notes will mature on May 1, 2024 and will be convertible under certain circumstances into the Company's common shares at a conversion rate of 56.0303 shares per $1,000 principal amount of Convertible Senior Subordinated Notes (equivalent to an initial conversion price of approximately $17.85 per share), subject to adjustment in certain circumstances.

        The Convertible Senior Subordinated Notes will be redeemable at the Company's option on or after May 6, 2011 and will be subject to repurchase at the option of holders on May 1, 2014 and on May 1, 2019 and upon the occurrence of a fundamental change (as defined in the note indenture). The offering is expected to close on April 20, 2004, subject to customary closing conditions.

        As previously announced, Walter Industries has agreed to use approximately $25 million of the proceeds of the offering to purchase shares owned by certain affiliates of Kohlberg Kravis Roberts & Co. at a purchase price of $12.75 per share. The Company also announced that it has agreed to use approximately $13 million of the proceeds of the offering to purchase 1,000,000 shares sold by purchasers of the Convertible Senior Subordinated Notes at a purchase price of $12.99 per share.

        Walter Industries intends to use the remainder of the proceeds of this offering, together with available cash or borrowings under the revolving portion of its senior secured credit facilities, to prepay in full the $112.1 million outstanding aggregate principal amount, net of discount, of the term loan portion of its senior secured credit facilities, plus accrued and unpaid interest to the prepayment date, and for general corporate purposes including, subject to market conditions, additional share repurchases of up to $25.0 million. These additional share repurchases may include privately negotiated purchases of shares from KKR affiliates.

        The Convertible Senior Subordinated Notes have been offered in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Convertible Senior Subordinated Notes and the common stock issuable upon conversion of the Convertible Senior Subordinated Notes have not been registered under the Securities Act. Unless so registered, the Convertible Senior Subordinated Notes and the common stock issuable upon conversion of the Convertible Senior Subordinated Notes may not be offered or sold in the United State except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

        This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state in which such an offer, solicitation, or sale would be unlawful.

        Walter Industries, Inc. is a diversified company with revenues of approximately $1.3 billion. The Company is a leader in homebuilding, home financing, water transmission products and natural resources. Based in Tampa, Florida, the Company employs approximately 5,400 people. For more information about Walter Industries, please call Joe Troy, Senior Vice President—Financial Services, at (813) 871-4404.

        Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the Company's products, changes in raw material and equipment costs and availability, geologic conditions and changes in extraction costs in the Company's mining operations, changes in customer orders, pricing actions by the Company's competitors, the collection of $16.2 million of receivables associated with working capital adjustments arising from the sales of certain subsidiaries in 2003, potential changes in the mortgage backed capital market, and general changes in economic conditions. Risks associated with forward-looking statements are more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no duty to update its outlook statements as of any future date.

# # #

QuickLinks

WALTER INDUSTRIES, INC. ANNOUNCES AGREEMENT TO SELL CONVERTIBLE SENIOR SUBORDINATED NOTES